Exhibit 99.1

NEWS RELEASE

H. Patrick Dee Chief Operating Officer (505) 241-7102	Christopher C. Spencer Chief Financial Officer (505) 241-7154

FIRST STATE REPORTS SOLID LOAN AND DEPOSIT GROWTH

Albuquerque, NM—May 1, 2006—First State Bancorporation (“First State”) (NASDAQ:FSNM) today announced first quarter 2006 earnings of $4.3 million, or $0.24 per diluted share, compared to $4.3 million or $0.28 per diluted share for the first quarter of 2005. First quarter 2006 earnings included approximately $825,000 of expenses related to the acquisition of Access Anytime Bancorp, Inc. and New Mexico Financial Corporation, including approximately $525,000 related to the conversion and implementation of information systems and $200,000 related to name and signage changes. In addition to the significant costs related to the acquisitions recorded in the first quarter, the Company recorded $2.7 million in provision for loan losses, $1.1 million of which related primarily to growth in loans in the first quarter and additional allowance on loans acquired. Loan growth in the first quarter approximated 24% on an annualized basis exclusive of loans acquired.

First State completed the acquisitions and mergers of Access Anytime Bancorp, Inc. (Access) (Nasdaq Smallcap: AABC), and New Mexico Financial Corporation (NMFC) on January 3, 2006 and January 10, 2006, respectively. In the Access transaction, First State issued 1,416,940 shares of First State common stock. In the NMFC transaction, First State issued 717,812 shares of common stock and paid $2.7 million in cash consideration. Both transactions were accounted for using the purchase method of accounting, and accordingly, the assets and liabilities of Access and NMFC were recorded at fair value on their respective acquisition dates. First State acquired approximately $229 million in loans, approximately $410 million in deposits, and recognized goodwill of approximately $23 million for the two acquisitions combined. The Access and NMFC account balances acquired and the results of operations of each entity subsequent to their respective acquisition dates are included in the results of First State.

At March 31, 2006, total assets increased $599.1 million, net loans increased $404.1 million, investment securities increased $79.5 million, and deposits increased $551.8 million over March 31, 2005. First State’s total assets increased 32% from $1.893 billion at March 31, 2005, to $2.492 billion at March 31, 2006. Net loans increased 29% from $1.409 billion at March 31, 2005, to $1.813 billion at March 31, 2006. Total deposits grew 39% from $1.414 billion at March 31, 2005, to $1.966 billion at March 31, 2006. Non-interest bearing deposits grew to $454 million at March 31, 2006, from $320 million at March 31, 2005, while interest bearing deposits grew to $1.511 billion from $1.094 billion for the same period. Excluding the loans and deposits acquired in January, total loans increased by $89 million and deposits by $47 million from December 31, 2005 to March 31, 2006.

“We experienced outstanding loan and deposit growth in the first quarter in addition to the loans and deposits which we picked up in the two acquisitions which we closed in January,” stated Michael R. Stanford, President and Chief Executive Officer. “Our net interest margin improved as a result of the loans and deposits which we acquired, as well as our strong loan demand and the increase in interest rates by the Federal Reserve in recent months. Our profitability for the quarter has been impacted by expenses related to the acquisitions and the change in name of our bank subsidiary, but we expect most of those expenses to be short-lived. The strong net interest margin and our excellent growth trends bode well for a return to much better profitability during the rest of the year, especially the third and fourth quarters,” continued Stanford.

FSNM – First Quarter Results

May 1, 2006

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Net interest income was $27.3 million for the first quarter of 2006 compared to $19.3 million for the same quarter of 2005. The increase is due to the increase in loan and investment volumes directly as a result of the acquisition of Access and NMFC and new loan production made possible by the increase in deposits. First State’s net interest margin was 4.85% and 4.61% for the first quarters of 2006 and 2005, respectively. The net interest margin increased in the first quarter due to the impact of the two acquisitions, the rate increases made by the Federal Reserve Bank over the last two years and First State’s asset sensitive position. The amortization of the purchase accounting adjustments for the two acquisitions increased the net interest margin by 10 basis points.

First State’s provision for loan losses was $2.7 million for the first quarter of 2006 compared to $1.1 million for the same quarter of 2005. The increase is a result of significant new loan production in the first quarter of 2006 and increased charge offs. First State’s allowance for loan losses was 1.14% of total loans held for investment at March 31, 2006 and 2005. The ratio of allowance for loan losses to non-performing loans was 252% at March 31, 2006 compared to 243% at March 31, 2005. Non-performing assets equaled 0.39% of total assets at March 31, 2006 compared to 0.42% at March 31, 2005.

“Our asset quality is essentially unchanged since the completion of the two recent acquisitions,” remarked H. Patrick Dee, Executive Vice President and Chief Operating Officer. “However, our provision for loan losses for the quarter was elevated, due to the unexpected charge off of one loan for about $700,000, the substantial loan growth that we experienced in the quarter, and an additional provision of $200,000 to bring the allowance on the loans recently acquired up to a more appropriate level,” continued Dee.

Non-interest income for the first quarter of 2006 was $4.3 million compared to $3.2 million for the first quarter of 2005, an increase of 34%. The acquisitions of Access and NMFC contributed significantly toward the overall increase in non-interest income. Service charges on deposit accounts increased approximately $684,000 compared to the first quarter of 2005, and the gain on sale of mortgage loans increased approximately $292,000 over the first quarter of 2005. In addition, non-interest income for the first quarter of 2006 includes the loss on sale of securities of $140,000 resulting from the sale of approximately $100 million of investments acquired in the Access merger, compared to zero gains or losses for the first quarter of 2005.

Non-interest expenses were $22.1 million for the first quarter of 2006 compared to $14.8 million for the first quarter of 2005, an increase of 49%. The acquisitions of Access and NMFC contributed significantly toward the overall increase in non-interest expenses. Salaries and employee benefits increased $3.0 million driven primarily by the additional employees of Access and NMFC. In addition, a severance payment of approximately $215,000 was expensed in the first quarter of 2006 related to the resignation of the Company’s former Chief Credit Officer. Occupancy increased $715,000, data processing increased $437,000, legal, accounting and consulting increased $796,000, marketing expense increased $466,000, and amortization of intangibles increased $298,000 and other expenses increased $946,000 over the first quarter of 2005. The increase in occupancy expense includes approximately $80,000 related to signage changes for the acquired branches of Access and NMFC as well as the change in name of the Company’s subsidiary bank from First State Bank N.M. to First Community Bank. Consulting expenses of approximately $275,000 were incurred in the first quarter of 2006 for implementation of new information systems related to the acquisitions in addition to approximately $250,000 for assistance with conversion of the Access and NMFC core banking applications. Marketing expenses in the first quarter of 2006 include approximately $120,000 of direct advertising to promote the acquisitions jointly with the bank name change. The increase in other non-interest expenses include approximately $200,000 of loan related appraisal fees, which are not expected to be recurring, and approximately $95,000 of foreign debit card fraud.

In conjunction with its first quarter earnings release, First State will host a conference call to discuss these results, which will be simulcast over the Internet on Monday, May 1, 2006 at 5:00 p.m. Eastern Time. To listen to the call and view the slide presentation, visit www.fcbnm.com, Investor Relations. The conference call will be available for replay beginning May 1, 2006 through May 11, 2006 at www.fcbnm.com, Investor Relations.

FSNM - First Quarter Results

May 1, 2006

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The annual meeting of shareholders of First State Bancorporation will be held on Friday, June 2, 2006, at 9:00 am Mountain Daylight Time at the Courtyard by Marriott, Journal Center, 5151 Journal Center Boulevard NE, Albuquerque, New Mexico. All shareholders of record as of the close of business on April 25, 2006, are entitled to vote at the annual meeting. On Friday, April 28, 2006, First State’s Board of Directors declared its regular quarterly dividend of $0.08 per share. The dividend will be payable June 7, 2006 to shareholders of record on May 10, 2006.

First State Bancorporation is a New Mexico based commercial bank holding company (NASDAQ:FSNM). First State provides services, through its subsidiary First Community Bank, to customers from a total of 50 branches located in New Mexico, Colorado, Utah, and Arizona. On Friday, April 28, 2006, First State’s stock closed at $25.77 per share.

SELECTED FINANCIAL INFORMATION

(Dollars in thousands except share and per share amounts)

(unaudited)

INCOME STATEMENT HIGHLIGHTS:

	First Quarter Ended March 31,
	2006	2005
Interest income	$41,412	$26,754
Interest expense	14,162	7,413

Net interest income	27,250	19,341
Provision for loan losses	(2,729)	(1,075)

Net interest income after provision for loan losses	24,521	18,266
Non-interest income	4,340	3,244
Non-interest expense	22,089	14,776

Income before income taxes	6,772	6,734
Income tax expense	2,450	2,428

Net income	$4,322	$4,306

Basic earnings per share	$0.25	$0.28
Diluted earnings per share	$0.24	$0.28
Weighted average basic shares outstanding	17,453,734	15,370,536
Weighted average diluted shares outstanding	17,802,209	15,563,534

BALANCE SHEET HIGHLIGHTS:

	March 31, 2006	December 31, 2005	March 31, 2005
Total assets	$2,492,276	$2,157,571	$1,893,135
Loans receivable, net	1,813,090	1,508,514	1,409,031
Investment securities	385,123	454,312	305,623
Deposits	1,965,705	1,510,007	1,413,952
Borrowings	167,181	247,764	285,005
Shareholders’ equity	$212,885	$160,179	$145,926
Book value per share	$12.11	$10.41	$9.51
Tangible book value per share	$7.73	$7.56	$6.65

FINANCIAL RATIOS:

	First Quarter Ended March 31,
	2006	2005
Return on average assets	0.70%	0.94%
Return on average equity	8.27%	11.90%
Efficiency ratio	69.92%	65.42%
Operating expenses to average assets	3.56%	3.22%
Net interest margin	4.85%	4.61%
Average equity to average assets	8.43%	7.90%
Leverage ratio	8.06%	7.80%
Total risk based capital ratio	10.55%	10.39%

FSNM - First Quarter Results

May 1, 2006

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NON-INTEREST INCOME:

	First Quarter Ended March 31,
	2006	2005
Service charges on deposit accounts	$1,772	$1,088
Other banking service fees	227	181
Credit and debit card transaction fees	627	485
Gain on sale or call of investment securities	(140)	—
Gain on sale of mortgage loans	1,216	924
Check imprint income	132	150
Other	506	416

	$4,340	$3,244

NON-INTEREST EXPENSE:

	First Quarter Ended March 31,
	2006	2005
Salaries and employee benefits	$10,602	$7,604
Occupancy	2,679	1,964
Data processing	1,253	816
Credit and debit card interchange	22	—
Equipment	1,383	1,048
Legal, accounting, and consulting	1,217	421
Marketing	1,031	565
Telephone	383	289
Supplies	340	218
Delivery	256	216
Other real estate owned	63	30
FDIC insurance premiums	51	49
Check imprint expense	173	164
Amortization of intangibles	325	27
Other	2,311	1,365

	$22,089	$14,776

AVERAGE BALANCES:

	First Quarter Ended March 31,
	2006	2005
Total assets	$2,513,597	$1,859,061
Earning assets	2,278,804	1,701,017
Loans	1,789,077	1,391,787
Investment securities	469,632	301,535
Total deposits	1,935,635	1,402,893
Non interest-bearing deposits	431,994	311,466
Interest-bearing liabilities	1,859,603	1,393,412
Equity	$211,876	$146,782

LOANS:

	March 31, 2006		December 31, 2005		March 31, 2005
Commercial	$226,733	12.4%	$201,816	13.2%	$170,666	12.0%
Real estate - commercial	841,680	45.9%	725,245	47.5%	702,038	49.3%
Real estate – one- to four-family	233,469	12.7%	170,158	11.2%	201,915	14.1%
Real estate - construction	453,956	24.8%	381,888	25.1%	303,893	21.3%
Consumer and other	62,589	3.4%	27,888	1.8%	28,763	2.0%
Mortgage loans available for sale	15,336	0.8%	18,932	1.2%	17,798	1.3%

Total	$1,833,763	100.0%	$1,525,927	100.0%	$1,425,073	100.0%

FSNM - First Quarter Results

May 1, 2006

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DEPOSITS:

	March 31, 2006		December 31, 2005		March 31, 2005
Non-interest bearing	$454,476	23.1%	$385,972	25.6%	$319,986	22.6%
Interest-bearing demand	329,344	16.8%	276,947	18.3%	259,664	18.4%
Money market savings accounts	249,759	12.7%	190,930	12.6%	229,329	16.2%
Regular savings	116,368	5.9%	74,831	5.0%	72,535	5.1%
Certificates of deposit less than $100,000	423,124	21.5%	240,626	15.9%	218,971	15.5%
Certificates of deposit greater than $100,000	392,634	20.0%	340,701	22.6%	313,467	22.2%

Total	$1,965,705	100.0%	$1,510,007	100.0%	$1,413,952	100.0%

ALLOWANCE FOR LOAN LOSSES:

	March 31, 2006	December 31, 2005	March 31, 2005
Balance beginning of period	$17,413	$15,331	$15,331
Provision for loan losses	2,729	3,920	1,075
Net charge offs	(1,597)	(1,838)	(364)
Allowance related to acquired loans	2,128	—	—

Balance end of period	$20,673	$17,413	$16,042

Allowance for loan losses to total loans held for investment	1.14%	1.16%	1.14%
Allowance for loan losses to non-performing loans	252%	259%	243%

NON-PERFORMING ASSETS:

	March 31, 2006	December 31, 2005	March 31, 2005
Accruing loans – 90 days past due	$42	$21	$5
Non-accrual loans	8,156	6,698	6,609

Total non-performing loans	$8,198	$6,719	$6,614
Other real estate owned	1,522	778	1,370

Total non-performing assets	$9,720	$7,497	$7,984

Potential problem loans	$30,942	$17,684	$22,197
Total non-performing assets to total assets	0.39%	0.35%	0.42%

Certain statements in this news release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). The discussions regarding our growth strategy, expansion of operations in our markets, acquisitions, competition, loan and deposit growth, timing of new branch openings, and response to consolidation in the banking industry include forward-looking statements. Other forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “approximately,” “intend,” “plan,” “estimate,” or “anticipate” or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statement. Some factors include changes in interest rates, local business conditions, government regulations, loss of key personnel or inability to hire suitable personnel, successful conversions of Access and NMFC, faster or slower than anticipated growth, economic conditions, our competitors’ responses to our marketing strategy or new competitive conditions, and competition in the geographic and business areas in which we conduct our operations. Other factors are described in First State’s filings with the Securities and Exchange Commission. First State is under no obligations to update any forward-looking statements.

First State’s news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State’s website at www.fcbnm.com.